PERFORMANCE CALCULATION

                           THE COLONIAL FUND - CLASS C



                             Inception Date: 8/1/97



                                 SINCE INCEPTION
                               8/1/97 to 10/31/97

                        Standard                      Non-Standard
                        --------                      ------------

Initial Inv.              $1,000.00                    $1,000.00

Amt. Invested             $1,000.00                    $1,000.00
Initial NAV                  $11.32                       $11.32
Initial Shares               88.339                       88.339

Shares From Dist.             0.183                        0.183
End of Period NAV            $11.15                       $11.15

CDSC                          0.98%
Total Return                 -2.28%                       -1.30%

Average Annual
 Total Return                   N/A                          N/A